UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 03/31/2017

BEMAX INC.

(Exact name of registrant as specified in its charter)

Nevada	333-197756	46-554081
(State or other jurisdiction)	(Commission file number)	(IRS Employer Identification No.)

625 Silver Oak Drive Dallas, GA (Address of principal executive offices)	30132 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 31, 2017, Bemax Inc. (the “Company”) entered into a Supplier Agreement (the “Agreement”) with Guangzhou Suide Commodity Co., Ltd (“GSC”), a limited liability company organized under the laws of the province of Guangdong, China. Pursuant to the Agreement, the Company will purchase, distribute and export disposable baby diapers produced by GSC in a private labeled format in packaging not trademarked or registered by GSC. This Agreement relate to Mother’s Choice and Mother’s Touch, two of the Company’s private label brands. GSC shall provide storage for Bemax private label brands of disposable baby diapers and ship products to Bemax nominated warehouse at Bemax expense. The term of the Agreement is for 2 years from the date of its execution by both parties. Bemax has the option to extend the Agreement for an additional two (2) years.

Item 4.02

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 30, 2017, the Company’s board of directors concluded that the Company’s previously issued audited financial statements for the years ended May 31, 2015, May 31, 2016, and the unaudited financial statements for the quarterly periods ended August 31, 2015, November 30, 2015, February 28, 2016, August 31, 2016, November 30, 2016, included in the Company’s Quarterly Reports on Form 10-Q (the “Previously Issued Financial Statements”) filed with the SEC, should no longer be relied upon and should be restated because of certain errors in those financial statements (the “Restatement”). Management evaluated these errors and determined that they had a material impact on the Previously Issued Financial Statements.

These errors primarily related to the calculations of convertibles notes issued by the Company in 2016, as well as errors not properly recording company’s inventory as assets and revenue transactions.

As disclosed, the errors to be corrected by the Restatement are expected to have a material impact on the Company’s financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP).

The Company’s board of directors discussed the matters disclosed within this filing to the Company’s independent auditor.

Item 9.01

Exhibits

Exhibit Number           Description of Exhibit

10.1                               Supplier Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEMAX INC.

 (Registrant)

Date:  April 5, 2017

By: /s/ Taiwo Aimasiko